Exhibit 10.31.2

AVERY DENNISON CORPORATION

2005 EXECUTIVE VARIABLE DEFERRED RETIREMENT PLAN

ARTICLE I - PURPOSE

The 2005 Executive Variable Deferred Retirement Plan (“Plan”) is adopted by Avery Dennison Corporation, a Delaware Corporation (the “Company”), effective as of December 1, 2004. The Plan provides a deferred compensation plan for executive employees of the Company and its subsidiaries. The Plan applies to all Participants and/or Beneficiaries of the Plan and deferrals thereunder commencing on or after December 1, 2004, as well as any unvested balances as of November 30, 2004. The Plan is intended to comply, and it is anticipated that the provisions of the Plan will be amended to comply, with the provisions of Section 409A of the Internal Revenue Code, as added by the American Jobs Creation Act of 2004 and any regulations or other written administrative guidance issued or to be issued thereunder (“Section 409A”).

ARTICLE 2 - DEFINITIONS AND CERTAIN PROVISIONS

2.1 Administrator.

“Administrator” means the administrator appointed by the Committee to handle the day-to-day administration of the Plan pursuant to Article 9.

2.2 Allocation Election Form.

“Allocation Election Form” means the form on which a Participant elects the Declared Rate(s) to be credited as earnings or losses to such Participant’s Deferral Account.

2.3 Annual Base Salary.

“Annual Base Salary” means an Eligible Employee’s rate of salary at the time of deferral, or any other subsequent date as determined by the Administrator in his discretion. For Eligible Employees, who are sales representatives for the Company, Annual Base Salary (solely for the purpose of computing the maximum deferral under Section 4.3) will include any commissions earned by such Eligible Employee.

2.4 Annual Deferral.

“Annual Deferral” means the amount of Annual Base Salary and/or Bonus that the Participant elects to defer for a Plan Year.

2.5 Beneficiary.

“Beneficiary” means the person or persons or entity designated as such by a Participant pursuant to Article 8.

2.6 Benefit.

“Benefit” means a Retirement Benefit, Survivor Benefit, Termination Benefit, or Disability Benefit or other benefit permitted under Section 409A.

2.7 Bonus.

“Bonus” means the bonus to which the Participant is entitled under any bonus plan or incentive program (as determined by the Administrator), including any annual bonus plan or long-term incentive plan (LTIP).

2.8 Change of Control.

“Change of Control” means a Change in Control Event as defined in the regulations or other administrative guidance under Section 409A.

2.9 Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.10 Committee.

“Committee” means the deferred compensation plan committee appointed to administer the Plan pursuant to Article 9.

2.11 Declared Rate.

“Declared Rate” means the notional rates of return (which may be positive or negative) of the individual investment options selected by a Participant for such Deferral Account referred to in Article 6.

2.12 Deferral Account.

“Deferral Account” means the notional account established for record keeping purposes for a Participant pursuant to Section 4.4.

2.13 Disability Benefit.

“Disability Benefit” means the Benefit payable to a Participant in accordance with Section 7.4 after the Participant has become Disabled.

2.14 Disabled.

“Disabled” means, in the case of a Participant, that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Employees.

2.15 Distribution.

“Distribution” means any payment to a Participant or Beneficiary according to the terms of this Plan.

2.16 Early Retirement.

“Early Retirement” means the termination of a Participant’s employment with the Company for reasons other than death or disability on or after the Eligible Employee’s attaining age 55 with fifteen (15) years of service with the Company and before Normal Retirement.

2.17 Eligible Employee.

“Eligible Employee” means an Employee who is (i) a member of a select group of management, or a highly compensated employee who meets the annually indexed salary requirement determined by the Administrator.

2.18 Employee.

“Employee” means any person employed by the Company or its subsidiaries.

2.19 Employer.

“Employer” means the Company and any of its subsidiaries.

2.20 Enrollment Period.

“Enrollment Period” means the period(s) designated from year to year by the Administrator for enrollments. An Eligible Employee must submit a Participant Election Form.

2.21 ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.22 Exchange Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.23 Key Employee.

“Key Employee” has the meaning provided under Section 416(i) of the Code (without regard to paragraph (5) thereof), except as may be modified pursuant to Section 409A.

2.24 Normal Retirement.

“Normal Retirement” means the termination of a Participant’s employment with Employer for reasons other than death on or after the Participant attains age 62.

2.25 Participant.

“Participant” means an Eligible Employee who has filed a completed and executed Participation Election Form with the Administrator, and who is participating in the Plan in accordance with the provisions of Articles 3 and 4.

2.26 Participation Election Form.

“Participation Election Form” means the written agreement or commitment to make a deferral submitted by the Participant to the Administrator pursuant to Article 4 of the Plan. The Participant Election Form may take the form of an electronic communication followed by appropriate confirmation according to procedures established by the Administrator.

2.27 Plan.

“Plan” means this 2005 Executive Variable Deferred Retirement Plan, a non-qualified elective deferred compensation plan, as the same may be amended from time to time.

2.28 Plan Year.

“Plan Year” means the year beginning December 1 and ending the following November 30.

2.29 Rabbi Trust.

“Rabbi Trust” means the trust described in Section 12.14.

2.30 Retirement.

“Retirement” shall mean a termination of employment upon Early Retirement or Normal Retirement, provided that the Participant retires under the Retirement Plan.

2.31 Retirement Benefit.

“Retirement Benefit” means the Benefit payable to a Participant when the Participant has satisfied the requirements for Early Retirement or Normal Retirement pursuant to Article 7.

2.32 Retirement Plan.

“Retirement Plan” means the Retirement Plan(s) for the Employees of Avery Dennison Corporation, as amended from time to time.

2.33 Section 409A.

“Section 409A” means section 409A of the Code, as added by the American Jobs Creation Act of 2004, and any regulations and other written administrative guidance issued from time to time thereunder.

2.34 Settlement Date.

“Settlement Date” means a date upon which a Benefit payment is due and payable to a Participant or Beneficiary. This date will be within 90 days of, or as soon as possible after, the Valuation Date, subject to Section 409A.

2.35 Survivor Benefit.

“Survivor Benefit” means those Plan Benefits that become payable upon the death of a Participant pursuant to Section 7.6.

2.36 Termination Benefit.

“Termination Benefit” means the lump sum amount payable to a Participant who ceases to be an Employee pursuant to the provisions of Section 7.5.

2.37 Termination of Employment.

“Termination of Employment” means the cessation of an Eligible Employee’s employment with the Employer for any reason, whether voluntary or involuntary other than Retirement, Disability or death.

2.38 Valuation Date.

“Valuation Date” means the date on which the Deferral Account is valued for Distribution purposes. This date shall be the last day of the month in which an event occurs that triggers a Benefit payment.

ARTICLE 3 - PARTICIPATION

3.1 Participation.

The Administrator shall notify Eligible Employees generally not less than 30 days (or such lesser period as may be practicable under the circumstances) prior to any deadline for filing a Participation Election Form.

3.2 Participation Election.

An Eligible Employee shall become a Participant in the Plan no later than the first day of the Plan Year coincident with or next following the date the employee becomes an Eligible Employee, provided such Employee has filed a Participant Election Form with the Administrator. To be effective, the Eligible Employee must submit the Participant Election Form during an Enrollment Period or any other such time as determined by the Administrator.

New employees, who are Eligible Employees and who join the Company after the first day of the Plan Year, may become Participants provided such Employee files a Participant Election Form with the Administrator within 30 days of employment.

3.3 Continuation of Participation.

A Participant who has elected to participate in the Plan by submitting a Participant Election Form shall continue as a Participant in the Plan until the entire balance of the Participant’s Deferral Account has been distributed to the Participant. In the event a Participant becomes ineligible to continue participation in the Plan, but remains an Employee of the Company, the Participant’s Deferral Account shall be held and administered in accordance with the Plan until such time as Participant’s Deferred Account is completely distributed.

ARTICLE 4 - PARTICIPANT DEFERRALS

4.1 Annual Deferral.

On the Participation Election Form, and subject to the restrictions set forth herein, the Eligible Employee shall designate the amount of Annual Base Salary and Bonus to be deferred for the following calendar year or such other period as the Committee may determine, provided that any deferral election shall be made not later than the last day of the calendar year preceding the calendar year in which such Annual Base Salary or Bonus are earned; and provided further that any deferral with respect to a performance-based long-term incentive plan or other performance-based benefit may be made up to 6 months before the end of the performance period. For this purpose, the Administrator shall determine whether a plan or benefit is performance based.

4.2 Minimum Deferral.

The minimum amount of Annual Deferral that may deferred shall be two (2%) percent of a Participant’s Annual Base Salary.

4.3 Maximum Deferral.

The standard maximum amount of Annual Deferral that may be deferred shall be 50% of an Eligible Employee’s Annual Base Salary and 50% of an Eligible Employee’s Bonus; provided that, with the approval of the Administrator, officers of the Company may defer up to 100% of their Annual Base Salary and/or Bonus. The maximum deferral amount is established at the discretion of the Administrator.

4.4 Deferral Accounts.

Solely for record keeping purposes, the Company shall maintain a Deferral Account for each Participant. The amount of a Participant’s Annual Deferral pursuant to this Article 4 shall be credited by the Employer to the Participant’s Deferral Account on the date(s) that such Annual Deferral would otherwise have been paid. The Deferral Account may be credited with Company contributions pursuant to Article 5. All Distributions will be debited to the Deferral Account on the Valuation Date.

4.5 Interest on Deferral Accounts.

The Participant’s Deferral Account shall be credited with a rate of return (positive or negative) based on the Declared Rate(s) that he elects. The rate of return (positive or negative) will be credited and compounded daily.

4.6 Statement of Accounts.

The Administrator shall provide to each Participant periodic statements (not less than annually) setting forth the Participant’s deferrals, Declared Rate(s) (credits or debits), distributions and Deferral Account balance.

4.7 Errors in Benefit Statement or Distributions.

In the event an error is made in a benefit statement, such error shall be corrected on the next benefit statement following the date such error is discovered. In event of an error in a Distribution, the Participant’s Deferral Account shall, immediately upon the discovery of such error, be adjusted to reflect such under or over payment and, if possible, the next Distribution shall be adjusted upward or downward to correct such prior error. If the remaining balance of a Participant’s Deferral Account is insufficient to cover an erroneous overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other nonqualified employee benefit arrangements) to recoup the amount of such overpayment(s).

4.8 Valuation of Accounts.

The value of a Deferral Account as of any date shall equal the amounts theretofore credited or debited to such account, plus the interest deemed to be earned on such account in accordance with this Article 4 through the day preceding such date.

4.9 Vesting.

Except with respect to any discretionary credits made by the Company which may have a separate vesting schedule, the Participant shall be 100% vested at all times in the Participant’s Deferral Account.

ARTICLE 5 – DISCRETIONARY COMPANY CREDITS

The Company, in its sole discretion, may credit to selected Participants’ Deferral Accounts a discretionary amount or match in an amount determined by the Company. These amounts and subsequent earnings are subject to vesting schedules established by the Administrator.

ARTICLE 6 - INVESTMENT OPTIONS

6.1 Participant Election of Declared Rates.

A Participant may elect on the Allocation Election Form any combination of Declared Rates in one (1%) percent increments, as long as the total does not exceed one hundred (100%) percent of the deferrals. A Participant may change the Declared Rate(s) election once a month by filing a written notice (which may include an electronic notification) with the Administrator (or to a service provider designated by the Company, such as Mullin Consulting, which provides administrative services for the Plan and the Participants), up to the last day of the month, with such change(s) effective as of the first day of the next month. Such elections will apply to current deferrals and/or to the remaining Deferral Account Balance, as indicated by the Participant. The Company may modify these procedures to provide greater flexibility (e.g., smaller percentage increments or more frequent reallocations) to Participants. The Company will not necessarily invest Deferral Account balances in the investment funds represented by the Declared Rates, even though the actual performance of the investment fund(s) that is/are chosen to measure specific Declared Rate(s) will determine the rate of return (positive or negative) on the Participant’s Deferral Account.

6.2 Declared Rates.

A Participant may select from Declared Rates currently representing twelve (12) investment funds, which may from time to time be established under the Plan and the number of which may be expanded by the Committee; it being the intention that at all times Participants will have at least nine (9) core investment fund choices comparable in focus, type and quality to those listed on Exhibit A. The Declared Rates provide a rate of return (positive or negative) that are based on the actual net performance of the Declared Rate(s) selected by the Participant. The Declared Rates credited to Participant Deferral Accounts will be the actual net performance of the Declared Rates, to which will be added a basis point credit, which credit (when added to the actual net performance of the Declared Rates) will together be approximately equivalent on average to crediting the actual gross performance of the Declared Rates less 20 basis points.

ARTICLE 7 - BENEFITS

7.1 Retirement Benefit.

A Participant is eligible for a Retirement Benefit under this Plan upon the satisfaction of the requirements for Normal Retirement or Early Retirement.

7.2 Benefit Election Alternatives.

The Retirement Benefit will be paid beginning on the Settlement Date, and in the manner which the Participant elects no later than twelve months prior to the originally scheduled commencement of the distribution, consistent with procedures established by the Company and with the requirements of Section 409A To the extent required under Section 409A, an election by a Participant to change the form or timing of an initial or subsequent distribution must defer the commencement of Retirement Benefits for at least 5 years.

To the extent required under Section 409A, payments upon separation from service of a Key Employee shall be delayed for at least 6 months after separation from service.

7.3 Installment Payments.

All installment payments will be calculated on an annual basis but paid at such intervals as may be determined by the Committee, subject to the provisions of Section 7.2 above, provided that such intervals shall not be less frequent than quarterly. If a Participant elects to receive his Retirement Benefit in installment payments, the payments will be based on the Deferral Account balance at the beginning of the payment period. The payments will be recalculated annually by dividing the Participant’s current Deferral Account balance as of the last day of the plan year by the number of remaining years in the payment period based on the Participant’s retirement payment election. The rate of return (positive or negative) during any payment year will be credited during the year on the unpaid Deferral Account balance at the applicable Declared Rate(s). A retired Participant may continue to change his Declared Rate(s) pursuant to Section 6.1.

7.4 Disability Benefit.

If a Participant becomes Disabled, the Participant may request a Disability Benefit.

7.5 Termination Benefit.

If a Participant ceases to be an Employee for any reason other than death, Disability or Normal or Early Retirement, the Employer shall pay to the Participant in one lump sum an amount (the “Termination Benefit”) equal to the value of the Deferral Account, subject to the last sentence of Section 7.2 above. The Participant shall be entitled to no further Benefits under this Plan.

7.6 Survivor Benefits.

(a) Pre-Retirement. If a Participant (prior to having reached age 55 with at least 15 years of service) dies and has not yet commenced receiving Retirement Benefit payments, a Survivor Benefit will be paid to his Beneficiary in annual installments over ten years unless a different payment schedule is required under Section 409A. If a Participant (after having reached age 55 with at least 15 years of service) dies and has not yet commenced receiving Retirement Benefit payments, a Survivor Benefit will be paid to his Beneficiary in annual installments over the period of time previously elected by the deceased Participant unless a different payment schedule is required under Section 409A. The aggregate Survivor Benefit will be equal to the Deferral Account balance plus the Declared Rate(s). The annual Survivor Benefit payments shall be re-determined each year based upon the value of the Deferral Account at that time.

(b) Post-Retirement. If a Participant dies after reaching age 55 with at least 15 years of service and after payment of Benefits has commenced, his Beneficiary will be entitled to receive the remainder of the payments not yet paid to the Participant in accordance with the election of the Participant then in effect unless a different payment schedule is required under Section 409A.

7.7 Change of Control or other Benefit.

A Participant may make an irrevocable election at the time of making a deferral election to take a distribution in the event of a Change of Control prior to the Participant’s Termination of Employment. A distribution on Change of Control shall be equal to the total balance of the Deferral Account or Accounts specified by the Participant including notional earnings credited thereon through the Valuation Date and shall be paid in the form of a single lump sum payable no later than the last day of the month following the month in which such Change of Control occurs, subject to Section 409A.

Notwithstanding anything herein to the contrary, the Administrator may provide for any other distribution of Benefit to the extent permitted by Section 409A.

7.8 Valuation Date.

Unless otherwise provided by the Administrator, the Valuation Date for determining Deferral Account balances shall be the last day of the month in which an event occurs that triggers a Benefit payment.

7.9 Settlement Date.

Unless otherwise provided by the Administrator, the Settlement Date for Benefit payments shall be within 90 days or as soon as possible following the Valuation Date, except as might otherwise be required under Section 409A.

ARTICLE 8 - BENEFICIARY DESIGNATION

Each Participant and Beneficiary shall have the right, at any time, to designate any person or persons as Beneficiary or Beneficiaries to whom payment under this Plan shall be made in the event of death of the Participant or Beneficiary, as the case may be, prior to complete distribution of the Benefits due under the Plan. Each Beneficiary designation shall become effective only when filed in writing with the Administrator during the Participant’s or Beneficiary’s lifetime, as the case may be, on a form prescribed by the Administrator.

The filing of a new Beneficiary designation form will cancel and revoke all Beneficiary designations previously filed. Any finalized divorce or marriage (other than a common law marriage) of a Participant or Beneficiary, as the case may be, subsequent to the date of filing of a Beneficiary designation form shall revoke such designation unless (i) in the case of divorce the previous spouse or a trust for said previous spouse was not designated as Beneficiary, or (ii) in the case of marriage the Participant’s new spouse or a trust for said new spouse had previously been designated as Beneficiary.

If a Participant or Beneficiary, as the case may be, fails to designate a Beneficiary as provided above, or if the Participant’s Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new Beneficiary designation, or if all designated Beneficiaries predecease the Participant or Beneficiary, as the case may be, or die prior to complete distribution of the Participant’s Benefits, then the Administrator shall direct the distribution of such Benefits to the estate of the Participant or Beneficiary, as the case may be.

ARTICLE 9 - ADMINISTRATION OF THE PLAN

A deferred compensation plan committee (“Committee”) consisting of three or more members shall be appointed by the Company’s Chief Executive Officer to administer the Plan and establish, adopt, or revise such rules and procedures as it may deem necessary or advisable for the administration of the Plan and to interpret the provisions of the Plan, with any such interpretations to be conclusive. All decisions of the Committee shall be by vote of at least a majority of its members and shall be final and binding. Members of the Committee shall be eligible to participate in the Plan while serving as members of the Committee, but a member of the Committee shall not vote or act upon any matter that relates solely to such member’s interest in the Plan as a Participant. The current members of the Committee are the Chief Executive Officer; the Chief Financial Officer; the Senior Vice President, Human Resources; the Executive Vice President, General Counsel and Secretary; the Vice President and Treasurer; the Vice President, Compensation and Benefits; the Vice President, Associate General Counsel and Assistant Secretary; the Vice President and Controller; the Manager, Corporate Finance and Investments, and the Director, Financial Reporting at the Company’s Miller Corporate Center. The Committee has designated the Vice President, Compensation and Benefits as the Administrator to carry out the day-to-day administration of the Plan.

ARTICLE 10 - AMENDMENT OR TERMINATION OF PLAN

The Company, at the direction of its Chief Executive Officer, may amend the Plan; provided, however, that (i) no such amendment shall be effective to decrease the Benefits accrued by any Participant or Beneficiary of a deceased Participant (including, but not limited to, the rate of interest credited to the Deferral Accounts); (ii) no such amendment shall decrease the minimum number of Declared Rates set forth in Section 6.2; (iii) Section 7.1 may not be amended; (iv) the definition of Declared Rate may not be amended; except as allowed in Article 6, (v) the other substantive provisions of the Plan related to the calculation of Benefits or the manner or timing of payments to be made under the Plan shall not be amended so as to prejudice the rights of any Participant or Beneficiary, and (vi) amendments shall be not be inconsistent with Section 409A.

Notwithstanding any terms herein to the contrary, the Company may not terminate the Plan; provided however that the Company shall not have any obligation to, but may, in its discretion, allow additional deferrals into this Plan.

ARTICLE 11 - MAINTENANCE OF ACCOUNTS

The Company shall keep, or cause to be kept, all such books of account, records and other data as may be necessary or advisable in its judgment for the administration of this Plan, and to reflect properly the affairs thereof, and to determine the nature and amount of the interests of the respective Participants in each Deferral Account.

Separate accounts or records for the respective Participants’ Deferred Accounts shall be maintained for operational and accounting purposes, but no such account or record shall be considered as creating a lien of any nature whatsoever on or as segregating any of the assets with respect to the accounts under this Plan from any other funds or property of the Company.

ARTICLE 12 - MISCELLANEOUS

12.1 Applicable Law.

Except to the extent preempted by ERISA, this Plan shall be governed and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely therein, and applicable substantive provisions of federal law, including the AJCA.

12.2 Captions.

The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.3 Employment Not Guaranteed.

Nothing contained in this Plan nor any action taken hereunder, shall be construed as a contract of employment or as giving any Employee any right to be retained in the employ of the Company.

12.4 Exempt ERISA Plan.

The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation Benefits for a select group of management or highly compensated employees within the meaning of Section 401 of ERISA, and therefore to be exempt from parts 2,3, and 4 of Title 1 of ERISA.

12.5 Limitation.

A Participant and the Participant’s Beneficiary shall assume all risks in connection with the performance of any Declared Rate and any decrease in value of the Deferral Accounts, and the Company, any of its officers, employees, or directors, the Committee and the Administrator shall not be liable or responsible therefor.

12.6 Notice.

Any notice or filing required or permitted to be given to the Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Employer, directed to the attention of the Administrator with a copy to the Executive Vice President, General Counsel and Secretary of the Employer. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

12.7 Obligations to Employer.

If a Participant becomes entitled to a Distribution of Benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Employer, then the Employer may offset such amount owed to it against the amount of Benefits otherwise distributable. Such determination shall be made by the Committee.

12.8 Limits on Transfer.

Other than by will, the laws of descent and distribution, or legal or judicial process related to dissolution of marriage, no right title or interest of any kind in the Plan shall be transferable or assignable by a Participant or the Participant’s Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, alimony, liabilities or engagements, or torts of any Participant or Participant’s Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

12.9 Satisfaction of Claims.

Payments to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full or partial satisfaction of claims against the Company for the compensation or other amounts deferred and relating to the Deferral Account to which the payments relate.

12.10 Unfunded Status of Plan; Creation of Trusts.

The Plan is intended to constitute an “unfunded” plan for deferred compensation and Participants shall rely solely on the unsecured promise of the Company for payment hereunder. With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company. Consistent with the provisions of this Section 12.10, the Company has established the Trust referred to in Section 12.14 and may establish other similar trusts, or make other arrangements to meet the Company’s obligations under the Plan, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan.

12.11 Compliance.

The Plan, in form and operation, is intended to comply with Section 409A. To the extent that the terms of the Plan are inconsistent with Section 409A, then the terms of the Plan will be automatically deemed to be amended and construed so as to be in compliance.

12.12 Tax Withholding.

The Participant or Beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the crediting and payment of Benefits under the Plan. If no other arrangements are made, the Company shall have the right to deduct from amounts otherwise credited or payable in settlement of a Deferral Account any sums that federal, state, local or foreign tax law requires to be withheld with respect to such credit or payment.

12.13 Participant Cooperation.

Each Participant shall cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of Benefits hereunder, taking such physical examinations as the Employer may deem necessary and taking such other relevant action as may be requested by the Employer. If a Participant refuses so to cooperate, the Employer shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the cumulative deferrals theretofore made pursuant to this Plan. If a Participant commits suicide during the two (2) year period beginning on the first day on which he participates in the Plan or if the Participant makes any material misstatement of information or nondisclosure of medical history, then no Benefits will be payable hereunder to such Participant of the deferrals theretofore made pursuant to this Plan, provided, that in the Employer’s sole discretion, Benefits may be payable in an amount reduced to compensate the Employer for any loss, cost, damage or expense suffered or incurred by the Employer as a result in any way of any such action, misstatement or nondisclosure.

12.14 Unsecured General Creditor.

The Company has established the Avery Dennison Corporation Executive Compensation Trust (“Rabbi Trust”). The assets of the Rabbi Trust shall be subject to the claims of the Company’s creditors. To the extent any Benefits provided under the Plan are actually paid from the Rabbi Trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such Benefits shall remain the obligation of, and shall be paid by, the Employer. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in or to any specific property or assets of Employer, nor shall they be beneficiaries of, or have any rights, claims, or interests in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by Employer (“Policies”). Apart from the Rabbi Trust, such Policies or other assets of Employer shall not be held under any trust for the Benefit of Participants, their Beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of Employer under this Plan. Any and all of the Employer’s assets and Policies shall be, and remain, the general, un-pledged, unrestricted assets of Employer. Employer’s obligations under the Plan shall be merely an unfunded and unsecured promise of Employer to pay money in the future.

12.15 Waiver of Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the Benefits due hereunder, wherever such laws may be enacted, now or at any time hereafter in force, or which may affect the administration or performance of this Plan; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the realization of any Benefits to which the Participants hereunder are entitled, but will suffer and permit the realization of all such Benefits as though no such law had been enacted. The provisions of this Section 12.15 are not intended, however, to prevent compliance of the Plan with the provisions of Section 409A.

12.16 Status.

The establishment and maintenance of, or allocations and credits to, the Deferral Accounts of any Participant shall not vest in any Participant any right, title or interest in and to any Plan assets or Benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of the Rabbi Trust.

12.17 Validity.

In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

12.18 Waiver of Breach.

The waiver by any party of any breach of any provision of the Plan by any other party shall not operate or be construed as a waiver of any subsequent breach.

12.19 Gender, Singular & Plural.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

ARTICLE 13 - EFFECTIVE DATE

The effective date of this Plan is December 1, 2004

EXHIBIT A

EVDRP DECLARED RATES

Pacific Select Fund	Fund Manager

Money Market	Pacific Life

Managed Bond	Pacific Investment Management Company (PIMCO)

Equity Index	Mercury Advisors

International Equity	Brandes Investment Partners, L.P.

Growth LT	Janus Capital Corporation

Small-Cap Index	Mercury Advisors

Large-Cap Value	Salomon Brothers

Diversified Research	Capital Guardian

Emerging Markets	Oppenheimer

Fixed Account	N/A – not a managed fund

Capital Appreciation	Frontier

Core Growth	Turner Investment Partners